EXHIBIT 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer (708) 450-6759
MIDWEST BANC HOLDINGS TO TAKE 2Q06 LOAN CHARGE
MELROSE PARK, IL (July 20, 2006) -— Midwest Banc Holdings, Inc. (Nasdaq: MBHI) will report a loan loss provision of $5 million in its second quarter financial results to reflect the sudden deterioration in the credit quality of a long-standing loan relationship. Although payments remain current on the account, recent developments in the customer’s operations, relating to uncertainty of the customer’s ability to collect a large account receivable, prompted the bank to reclassify approximately $16 million in loans to classified status. A total of $8 million in specific reserves have been allocated to the loan relationship, including $3 million of existing reserves plus the $5 million second quarter provision. Net of tax, the provision will reduce second quarter earnings by $3 million, or $0.14 per share.
Excluding the $5 million provision, the company expects to report net income of approximately $6 million, or $0.27 per diluted share, for the quarter ended June 30, 2006.
The company plans to issue its complete second quarter earnings release after the close of market on Tuesday, July 25.
“We are disappointed with the decline in quality of this loan, and we will be working closely with our customer to repair the situation,” said James J. Giancola, president and chief executive officer. “At the same time, we believe it is important to move promptly to reclassify the account and report publicly on this development.”
The company will conduct a conference call to discuss its second quarter results on July 26, 2006, at 11:00 A.M. EDT/10:00 A.M. CDT. The webcast and call will be hosted by members of management. A brief discussion of quarterly results and trends will be followed by questions from professional investors and analysts invited to participate in the interactive portion of the discussion.
Interested parties wishing to participate in the interactive portion of the call can dial in at (877) 407-0778 or (201) 689-8565 for international calls. The live webcast can be accessed at www.midwestbanc.com and will be available for replay on that website through October 26, 2006. The audio replay may be accessed through August 2, 2006 at (877) 660-6853 or (201) 612-7415 for international calls, account number 286, conference ID number 208073.
Information on MBHI is available on the Internet at www.midwestbanc.com.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Financial and Investment Services, Inc., Midwest Bank Insurance Services, LLC, and Royal American Investment Services, Inc.
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”
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